N E W S   R E L E A S E

For immediate release:
July 9, 2001	Contact: Kathy Hult, 763-509-7444

WATERS INSTRUMENTS TO ACQUIRE NORTH CENTRAL PLASTICS

Combined organization will create the dominant USA electric fence system manufacturer

          Minneapolis, Minn. - Waters Instruments, Inc. (NASDAQ:WTRS) today announced that it has signed an agreement to purchase all outstanding shares of North Central Plastics, Incorporated, a closely-held electric fencing products manufacturer based in Ellendale, Minn., with annual sales of about $9 million.  The acquisition is expected to close within Waters’ current fiscal quarter.

          North Central Plastics, established in 1952, manufactures electric fencing products in a 60,000 square foot state-of-the-art facility located 10 miles south of Owatonna, Minn.  Under the brand name Red Snap’r, products include insulators, fence controllers, high tensile fencing, polywire and polytape and accessories.  Its products are widely distributed in the USA, Canada, Mexico, Central and South America, Europe and New Zealand.

          Waters’ Zareba Systems division is a manufacturer of its industry’s widest power range of electric fence controllers used for containment or control of livestock, equine, pet, lawn and garden, exotics and predators.

          Jerry Grabowski, Waters’ president and chief executive officer, said “We believe the combination of Zareba Systems and Red Snap’r will create the dominant manufacturer of fencing systems in the livestock and hobby marketplace by expanding into fencing systems with high quality plastic insulators, high tensile fencing and other accessories.  By bringing together our two companies, we will be able to increase our market presence, offer a complete electric fence system and provide for synergistic growth.”

          Waters Instruments, Inc.’s FY2001 revenue for the combined organization after completion of the acquisition is $24 million.  North Central Plastics will operate as a wholly owned subsidiary of Waters Instruments, Inc.  Waters plans to maintain operations in Rochester, Ellendale and Minneapolis, Minn., and North Central Plastic’s subsidiaries in Fall River, Mass., and Ontario, Canada.  The total employment within Waters after the acquisition will become approximately 150.

          Ron Langlie and Jon Berg, North Central Plastic’s owners, said “We are excited about aligning ourselves with a solid, financially strong company like Waters.  This merger will open new markets and customers for our products and enable us to capitalize on more diverse product and market opportunities.”

          Waters Instruments, Inc., a Minnesota corporation since 1960, is a customer-focused, market-driven provider of value-added technology solutions.  Waters designs, manufactures and markets electric fence systems, medical products and local area network connectivity products under the divisions of Zareba Systems, Waters Medical Systems and Waters Network Systems.  The company’s corporate headquarters is located in Minneapolis with its manufacturing facility located in Rochester, Minnesota.  The corporate web site is located at http://www.wtrs.com.

          Statements which are not historical information are forward looking, and involve risks and uncertainties, including, but not limited to: (i) completion of the acquisition, which depends on Waters obtaining the necessary financing as well as both parties meeting other customary conditions to closing; and (ii) the acquisition resulting in dominance in the fencing market and increasing market presence, which depends on the successful assimilation of the two companies, the effectiveness of the marketing and sales organization and other general business and competitive conditions.  Such risks and uncertainties could cause actual results to differ from those projected.

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